Exhibit 99.1

Palomar Holdings, Inc. Estimates Third Quarter 2021 Catastrophe Losses

LA JOLLA, CA., October 19, 2021 – Palomar Holdings, Inc. (NASDAQ:PLMR) (“Palomar” or the “Company”) today announced an estimated range of pretax catastrophe losses of $14.5 million to $15.5 million, net of reinsurance, for the third quarter of 2021. These estimates represent anticipated losses from Hurricanes Ida and Nicholas. Palomar estimates that 70-75% of its gross losses from these events are from its discontinued Admitted All Risk and Louisiana Specialty Homeowners products, lines of business that the Company exited in the fourth quarter of 2020.

Palomar’s loss estimates are subject to change due to the complexity of the claims and preliminary nature of the information available to prepare the estimates. In addition, Palomar’s financial closing and review procedures for the fiscal quarter are not yet complete. Updated loss estimates related to recent catastrophes will be reflected in Palomar’s third quarter 2021 results.

About Palomar Holdings, Inc.

Palomar Holdings, Inc. is the holding company of subsidiaries Palomar Specialty Insurance Company (“PSIC”), Palomar Specialty Reinsurance Company Bermuda Ltd., Palomar Insurance Agency, Inc. and Palomar Excess and Surplus Insurance Company. Palomar is an innovative insurer that focuses on the provision of specialty insurance for residential and commercial clients. Palomar’s underwriting and analytical expertise allow it to concentrate on certain markets that it believes are underserved by other insurance companies, such as the markets for earthquake, hurricane and flood insurance. Palomar’s insurance subsidiaries, Palomar Specialty Insurance Company, Palomar Specialty Reinsurance Company Bermuda Ltd., and Palomar Excess and Surplus Insurance Company, have a financial strength rating of “A-” (Excellent) from A.M. Best.

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Forward-looking Statements

Except for the historical information, the matters discussed herein are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company’s management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, and subsequent reports filed by the Company with the Securities and Exchange Commission (the “Commission”). For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by the registrant by filing reports with the Commission, through the issuance of press releases or by other methods of public disclosure.

Contact

Media Inquiries

Bill Bold

1-619-890-5972

bbold@plmr.com

Investor Relations

Jamie Lillis

1-203-428-3223

investors@plmr.com

Source: Palomar Holdings, Inc.